Exhibit 10.19

[SEARS HOLDINGS LETTERHEAD]

February 1, 2006

Ms. Karen Austin

Dear Karen:

This letter describes your compensation as EVP and CIO – SHC. Subject to approval by the Compensation Committee, your new position and compensation package will be effective February 1, 2006.

Your Sears Holdings Corporation compensation package will consist of the following:

•	Annual base salary of $450,000, with periodic increases based upon your performance and the results achieved by your team.

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Participation in the Sears Holdings Corporation Senior Executive Annual Incentive Plan. Your annual incentive target will remain at 75% of base salary, while your incentive amount will increase to $337,500 on an annualized basis. Your annual incentive plan performance goals will be linked to 100% Sears Holdings Corporation EBITDA. The annual incentive for each plan year will be payable by April 15 of the following year, provided that you are actively employed at the payment date.

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Participation in the Sears Holdings Corporation Senior Executive 2005 – 2007 Long Term Incentive Plan (SHC LTIP). Your LTIP target award for the 2005 through 2007 plan cycle is $1,925,000. This award is payable in April 2008; the actual amount of the award you receive will depend on Sears Holdings Corporation Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). The new 2006-2008 LTIP target award is being finalized and will be communicated to you separately.

Congratulations on your promotion.

Sincerely,

/s/ Robert Luse	2/2/06
Robert Luse

/s/ Karen Austin	2/2/06
Karen Austin